Exhibit 10.5

FORM OF

INTELLECTUAL PROPERTY MATTERS AGREEMENT

BY AND AMONG

EBAY INC.,

EBAY INTERNATIONAL AG,

PAYPAL HOLDINGS, INC.,

PAYPAL, INC.,

PAYPAL PTE. LTD.

AND

PAYPAL PAYMENTS PTE. HOLDINGS S.C.S.

DATED AS OF [●]

i

9.8	Counterparts; Entire Agreement	12

9.9	Interpretation	12

9.10	Notices	12

9.11	Third-Party Beneficiaries	13

9.12	Force Majeure	13

9.13	No Set-Off	13

9.14	Expenses	13

9.15	Headings	14

9.16	Survival of Covenants	14

9.17	Specific Performance	14

9.18	Performance	14

9.19	Mutual Drafting	14

ii

INTELLECTUAL PROPERTY MATTERS AGREEMENT

This INTELLECTUAL PROPERTY MATTERS AGREEMENT (“Agreement”), dated as of [●], is by and among eBay Inc., a Delaware corporation (“eBay”), eBay International AG, a company organized under the laws of Switzerland (“eBay AG”), PayPal Holdings, Inc., a Delaware corporation (“PayPal”), PayPal, Inc., a Delaware corporation (“PPI”), PayPal Pte. Ltd., a company organized under the laws of Singapore (“3PL”), and PayPal Payments Pte. Holdings S.C.S., a company organized under the laws of Luxembourg (“PPLUX”) (collectively, the “Parties” and each, individually, a “Party”). Unless otherwise defined herein, all capitalized terms used in this Agreement will have the meanings set forth in Exhibit A. Any capitalized term used and not otherwise defined in this Agreement will have the meaning ascribed to such term in the Separation and Distribution Agreement between the Parties, dated as of [●] (the “Separation and Distribution Agreement”).

RECITALS

WHEREAS, the board of directors of eBay (the “eBay Board”) has determined that it is in the best interests of eBay and its shareholders to create a new publicly traded company that will operate the PayPal Business;

WHEREAS, in furtherance of the foregoing, the eBay Board has determined that it is appropriate and desirable to separate the PayPal Business from the eBay Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of eBay Shares on the Record Date of all the outstanding PayPal Shares owned by eBay (the “Distribution”);

WHEREAS, to effectuate the Separation and the Distribution, eBay and PayPal have entered into the Separation and Distribution Agreement; and

WHEREAS, to facilitate and provide for an orderly transition in connection with the Separation and the Distribution, the Parties desire to enter into this Agreement to (i) memorialize their mutual agreement as to each Party’s ownership of Technology and Intellectual Property Rights as of the IPMA Effective Time and (ii) set forth the terms and conditions pursuant to which each Party will, effective as of the IPMA Effective Time, grant certain rights to the other Party and cooperate and coordinate on the conduct of the defense or prosecution of certain Proceedings.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	OWNERSHIP OF INTELLECTUAL PROPERTY

1.1	eBay Ownership. PayPal acknowledges and agrees that: (i) as between the Parties and their Groups, eBay and the eBay Group own all right, title and interest in and to the eBay IP; and (ii) such ownership includes the exclusive right of eBay and the eBay Group to conduct clearance, prosecute, maintain, protect, enforce and defend eBay’s interest in the eBay IP, including to file any Intellectual Property Rights applications anywhere in the world, to abandon prosecution of such applications, and to discontinue payment of any maintenance or renewal fees with respect to any patents.

1.2	PayPal Ownership. eBay acknowledges and agrees that: (i) as between the Parties and their Groups, PayPal and the PayPal Group own all right, title and interest in and to the PayPal IP; and (ii) such ownership includes the exclusive right of PayPal and the PayPal Group to conduct clearance, prosecute, maintain, protect, enforce and defend PayPal’s interest in the PayPal IP, including to file any Intellectual Property Rights applications anywhere in the world, to abandon prosecution of such applications, and to discontinue payment of any maintenance or renewal fees with respect to any patents.

1.3	Transfers.

a.	By eBay. If eBay or any eBay Group member assigns, sells, transfers or grants enforcement rights to any Person (such Person, the “eBay IP Transferee”) with respect to any Intellectual Property Rights for which eBay or any eBay Group Member has granted a license or covenant not to sue under this Agreement (an “eBay IP Transfer”), eBay covenants that it, or the applicable eBay Group member, will cause the eBay IP Transferee to execute a written agreement in which the eBay IP Transferee agrees that (a) the eBay IP Transferee will take title or rights to such Intellectual Property Rights subject to this Agreement (and the licenses and covenants not to sue granted by eBay hereunder) and (b) PayPal and the PayPal Group members are express third-party beneficiaries of such agreement. Any purported eBay IP Transfer in violation of this Section 1.3a is null and void. For the avoidance of doubt, the foregoing obligation does not apply with respect to any Intellectual Property Rights that eBay or any eBay Group member may acquire after the Effective Time (by way of merger, acquisition, stock purchase, asset purchase or otherwise) other than those Intellectual Property Rights for which eBay expressly grants a covenant not to sue under Section 2.1.

b.	By PayPal. If PayPal or any PayPal Group member assigns, sells, transfers or grants enforcement rights to any Person (such Person, the “PayPal IP Transferee”) with respect to any Intellectual Property Rights for which PayPal or any PayPal Group member has granted a license or covenant not to sue under this Agreement (an “PayPal IP Transfer”), PayPal covenants that it, or the applicable PayPal Group member, will cause the PayPal IP Transferee to execute a written agreement in which the PayPal IP Transferee agrees that (a) the PayPal IP Transferee will take title or rights to such Intellectual Property Rights subject to this Agreement (and the licenses and covenants not to sue granted by PayPal hereunder) and (b) eBay and the eBay Group members are express third-party beneficiaries of such agreement. Any purported PayPal IP Transfer in violation of this Section 1.3b is null and void. For the avoidance of doubt, the foregoing obligation does not apply with respect to any Intellectual Property Rights that PayPal or any PayPal Group member may acquire after the Effective Time (by way of merger, acquisition, stock purchase, asset purchase or otherwise) other than those Intellectual Property Rights for which PayPal expressly grants a covenant not to sue under Section 2.2.

2.	COVENANTS NOT TO SUE

2.1	By eBay. eBay hereby covenants and agrees that, for the duration of the eBay CNS Period, neither it nor any member of the eBay Group will bring suit or otherwise assert any claim against any PayPal Covenantee before any court, arbitrator, mediator, tribunal or administrative agency anywhere in the world alleging infringement of any eBay Patents based on any PayPal Covenantee making, using, importing, offering for sale or selling any PayPal Product, in each case at any time prior to the expiration or termination of the eBay CNS Period.

2.2	By PayPal. PPI hereby covenants and agrees that, for the duration of the PayPal CNS Period, neither it nor any member of the PayPal Group will bring suit or otherwise assert any claim against any eBay Covenantee before any court, arbitrator, mediator, tribunal or administrative agency anywhere in the world alleging infringement of any PayPal Patents based on any eBay Covenantee making, using, importing, offering for sale or selling any eBay Product, in each case at any time prior to the expiration or termination of the PayPal CNS Period.

2.3	Termination

a.	By eBay

(i)	Specified eBay Patents. With respect to the Specified eBay Patents, eBay may terminate the covenant set forth in Section 2.1 before the expiration of the eBay CNS Period by delivering written notice thereof to PayPal upon PayPal’s breach of any material term of the Operating Agreement that remains uncured for a period of 120 days after eBay’s delivery to PayPal of written notice thereof; provided, however, that: (A) eBay may not do so until the Parties have completed the dispute resolution procedures set forth in Section 9.6; and (B) any such termination will also automatically and immediately result in termination of the covenant set forth in Section 2.2 before the expiration of the PayPal CNS Period. In addition, upon the consummation of a PayPal Specified Change-of Control, the covenant set forth in Section 2.1 will, with respect to the Specified eBay Patents, automatically become limited to and thereafter apply solely with respect to the particular PayPal Products (including the particular sub-components and sub-assemblies within such PayPal Products) offered by PayPal and its Subsidiaries at the time of such PayPal Specified Change-of Control (and not, for the avoidance of doubt, any other products or services, including those of any other Person).

(ii)	Other eBay Patents. Other than with respect to the Specified eBay Patents, eBay may terminate the covenant set forth in Section 2.1 before the expiration of the eBay CNS Period by delivering written notice thereof to PayPal upon the occurrence of either of the following events: (A) PayPal’s breach of any material term of the Operating Agreement that remains uncured for a period of 120 days after eBay’s delivery to PayPal of written notice thereof (provided, however, that eBay may not do so until the Parties have completed the dispute resolution procedures set forth in Section 9.6); or (B) upon the consummation of a PayPal Specified Change-of Control; provided, however, that any termination pursuant to this Section 2.3a(ii) will, other than with respect to the Specified PayPal Patents, also automatically and immediately result in termination of the covenant set forth in Section 2.2 before the expiration of the PayPal CNS Period.

b.	By PPI

(i)

Specified PayPal Patents. With respect to the Specified PayPal Patents, PPI may terminate the covenant set forth in Section 2.2 before the expiration of the PayPal CNS Period by delivering written notice thereof to eBay upon eBay’s breach of any material term of the Operating Agreement that remains uncured for a period of 120 days after PPI’s delivery to eBay of written notice thereof; provided, however, that: (A) PPI may not do so until the Parties have completed the dispute resolution procedures set forth in Section 9.6; and (B) any such termination will also automatically and immediately result in termination of the covenant set forth in Section 2.1 before the expiration of the eBay CNS Period. In addition, upon the consummation of an eBay Specified Change-of Control, the covenant set forth in Section 2.2 will, with respect to the Specified PayPal Patents, automatically become limited to and thereafter apply solely with respect to the particular eBay Products (including the particular sub-components and sub-assemblies within such eBay Products) offered by eBay and its

Subsidiaries at the time of such eBay Specified Change-of Control (and not, for the avoidance of doubt, any other products or services, including those of any other Person).

(ii)	Other PayPal Patents. Other than with respect to the Specified PayPal Patents, PPI may terminate the covenant set forth in Section 2.2 before the expiration of the PayPal CNS Period by delivering written notice thereof to eBay upon the occurrence of either of the following events: (A) eBay’s breach of any material term of the Operating Agreement that remains uncured for a period of 120 days after PPI’s delivery to eBay of written notice thereof (provided, however, that eBay may not do so until the Parties have completed the dispute resolution procedures set forth in Section 9.6); or (B) upon the consummation of an eBay Specified Change-of Control; provided, however, that any termination pursuant to this Section 2.3b(ii) will, other than with respect to the Specified eBay Patents, also automatically and immediately result in termination of the covenant set forth in Section 2.1 before the expiration of the eBay CNS Period.

3.	LICENSE GRANTS

3.1	Licensed PayPal Software

a.	Subject to the terms and conditions of this Agreement, PPI hereby grants, in all those territories where it is authorized to grant such license, 3PL hereby grants, in all those territories where it is authorized to grant such license, and PPLUX hereby grants, in all those territories where it is authorized to grant such license, to eBay and each eBay Group member, as appropriate (i.e., in the territories in which the applicable eBay or eBay Group member operates), an irrevocable, non-exclusive, non-transferable (subject to Section 9.1), fully paid-up, royalty-free right and license, with no right to sublicense (except as expressly provided in Section 3.1b), under any and all copyrights and trade secrets in the Licensed PayPal Software owned by PayPal as of the Effective Time, to use, reproduce and prepare derivative works of the Licensed PayPal Software, in each case solely for eBay’s and any eBay Group member’s internal business operations.

b.	Subject to the terms and conditions of this Agreement, eBay and each eBay Group member may grant sublicenses under the license set forth in Section 3.1a of the same or lesser scope to their Affiliates, suppliers, contractors and consultants authorizing such sublicensees to exercise any or all of such rights solely on behalf of, for the benefit of and at the direction of eBay and each eBay Group member (and not for the benefit of such suppliers, contractors and consultants).

c.	eBay acknowledges that the Source Code (including its structure and organization) for the Licensed PayPal Software constitutes valuable trade secrets of PayPal. Accordingly, eBay will not (and will ensure that each eBay Group member does not):

(i)	disclose or otherwise grant access to the Source Code for the Licensed PayPal Software to any Person other than to any employee of eBay or any eBay Group member, or to any supplier, contractor or consultant to which eBay or any eBay Group member grants a sublicense under Section 3.1b, in each case on a need-to-know basis solely for purposes authorized under this Agreement;

(ii)

disclose or otherwise grant access to the Source Code for the Licensed PayPal Software to any Person unless, prior to any such disclosure or access, such Person has entered into an enforceable written agreement obligating such Person to (1) maintain the confidentiality of the Source Code (including its structure and organization) for the Licensed PayPal Software and (2) use the Source Code for the Licensed PayPal Software solely for purposes authorized under this Agreement;

(iii)	reproduce all or any portion of the Source Code for the Licensed PayPal Software, in any form or medium, except as necessary for exercising its rights under this Section 3.1, or for archival storage;

(iv)	allow hard copy printouts of any portion of the Source Code for the Licensed PayPal Software to exist except within secured locations; or

(v)	allow soft copy versions of any portion of the Source Code for the Licensed PayPal Software to reside on computers or networks unless such computers or networks are password protected (with such passwords only being made available to Persons who are authorized to access such Source Code pursuant to the terms hereof).

d.	If, after obtaining approval to do so in accordance with at least as rigorous an internal legal and business approval process as eBay uses as of the Effective Time, eBay or any eBay Group member determines that it is necessary or desirable to distribute any Licensed PayPal Software as open source software (as such term is commonly understood in the software industry), eBay may notify PayPal thereof in writing and the Parties will discuss whether PayPal is willing to amend the terms of this Agreement to allow eBay or any eBay Group member to do so; provided, in no event will PayPal have any obligation to accommodate any such request by eBay.

e.	The license granted under Section 3.1a to each eBay Group member that is a Subsidiary of eBay will apply only while such Person is and remains a Subsidiary of eBay; provided, if eBay determines, in connection with the sale or other divestiture of any Subsidiary of eBay, that it is necessary or desirable to grant such Subsidiary a sublicense under the license granted under Section 3.1a, eBay may notify PayPal thereof in writing and the Parties will discuss whether PayPal is willing to amend the terms of this Agreement to allow eBay to do so; provided, in no event will PayPal have any obligation to accommodate any such request by eBay.

f.	PayPal acknowledges and agrees that, subject to PayPal’s ownership of any Licensed PayPal Software upon which any such derivative work is based (in whole or in part), as between the Parties, eBay will own all property rights, including Intellectual Property Rights, in and to any derivative work of any Licensed PayPal Software developed solely by eBay or any eBay Group member under the license set forth in Section 3.1a (each, an “eBay Derivative Work”). If and to the extent that, as a matter of law in any jurisdiction, either: (i) PayPal or any PayPal Group member retains any right, title and interest in and to any eBay Derivative Work (excluding, for the avoidance of doubt, any Licensed PayPal Software upon which any such eBay Derivative work is based (in whole or in part)), then PayPal and each PayPal Group member hereby assigns, conveys and transfers to eBay any such right, title and interest; or (ii) PayPal or any PayPal Group member cannot assign any such right, title or interest, then such eBay Derivative Work will be deemed to be Licensed PayPal Software for purposes of the license set forth in Section 3.1a.

3.2	Licensed eBay Software

a.	Subject to the terms and conditions of this Agreement, eBay hereby grants, in all those territories where it is authorized to grant such license, and eBay AG hereby grants, in all those territories where it is authorized to grant such license, to PayPal and each PayPal Group member, as appropriate (i.e., in the territories in which PayPal or the applicable PayPal Group member operates), an irrevocable, non-exclusive, non-transferable (subject to Section 9.1), fully paid-up, royalty-free right and license, with no right to sublicense (except as expressly provided in Section 3.2b), under any and all copyrights and trade secrets in the Licensed eBay Software owned by eBay as of the Effective Time, to use, reproduce and prepare derivative works of the Licensed eBay Software, in each case solely for PayPal’s and any PayPal Group member’s internal business operations.

b.	Subject to the terms and conditions of this Agreement, PayPal and each PayPal Group member may grant sublicenses under the license set forth in Section 3.2a of the same or lesser scope to their Affiliates, suppliers, contractors and consultants authorizing such sublicensees to exercise any or all of such rights solely on behalf of, for the benefit of and at the direction of PayPal and each PayPal Group member (and not for the benefit of such suppliers, contractors and consultants).

c.	PayPal acknowledges that the Source Code (including its structure and organization) for the Licensed eBay Software constitutes valuable trade secrets of eBay. Accordingly, PayPal will not (and will ensure that each PayPal Group member does not):

(i)	disclose or otherwise grant access to the Source Code for the Licensed eBay Software to any Person other than to any employee of PayPal or any PayPal Group member, or to any supplier, contractor or consultant to which PayPal or any PayPal Group member grants a sublicense under Section 3.2b, in each case on a need-to-know basis solely for purposes authorized under this Agreement;

(ii)	disclose or otherwise grant access to the Source Code for the Licensed eBay Software to any Person unless, prior to any such disclosure or access, such Person has entered into an enforceable written agreement obligating such Person to (1) maintain the confidentiality of the Source Code (including its structure and organization) for the Licensed eBay Software and (2) use the Source Code for the Licensed eBay Software solely for purposes authorized under this Agreement;

(iii)	reproduce all or any portion of the Source Code for the Licensed eBay Software, in any form or medium, except as necessary for exercising its rights under this Section 3.2, or for archival storage;

(iv)	allow hard copy printouts of any portion of the Source Code for the Licensed eBay Software to exist except within secured locations; or

(v)	allow soft copy versions of any portion of the Source Code for the Licensed eBay Software to reside on computers or networks unless such computers or networks are password protected (with such passwords only being made available to Persons who are authorized to access such Source Code pursuant to the terms hereof).

d.

If, after obtaining approval to do so in accordance with at least as rigorous an internal legal and business approval process as eBay uses as of the Effective Time, PayPal or any PayPal Group member determines that it is necessary or desirable to distribute any

Licensed eBay Software as open source software (as such term is commonly understood in the software industry), PayPal may notify eBay thereof in writing and the Parties will discuss whether eBay is willing to amend the terms of this Agreement to allow PayPal or any PayPal Group member to do so; provided, in no event will eBay have any obligation to accommodate any such request by PayPal.

e.	The license granted under Section 3.2a to each PayPal Group member that is a Subsidiary of PayPal will apply only while such Person is and remains a Subsidiary of PayPal; provided, if PayPal determines, in connection with the sale or other divestiture of any Subsidiary of PayPal, that it is necessary or desirable to grant such Subsidiary a sublicense under the license granted under Section 3.2a, PayPal may notify eBay thereof in writing and the Parties will discuss whether eBay is willing to amend the terms of this Agreement to allow PayPal to do so; provided, in no event will eBay have any obligation to accommodate any such request by PayPal.

f.	eBay acknowledges and agrees that, subject to eBay’s ownership of any Licensed eBay Software upon which any such derivative work is based (in whole or in part), as between the Parties, PPI will own all property rights, including Intellectual Property Rights, in and to any derivative work of any Licensed eBay Software developed solely by PayPal or any PayPal Group member under the license set forth in Section 3.2a (each, an “PayPal Derivative Work”). If and to the extent that, as a matter of law in any jurisdiction, either: (i) eBay or any eBay Group member retains any right, title and interest in and to any PayPal Derivative Work (excluding, for the avoidance of doubt, any Licensed eBay Software upon which any such PayPal Derivative work is based (in whole or in part)), then eBay and each eBay Group member hereby assigns, conveys and transfers to PPI any such right, title and interest; or (ii) eBay or any eBay Group member cannot assign any such right, title or interest, then such PayPal Derivative Work will be deemed to be Licensed eBay Software for purposes of the license set forth in Section 3.2a.

3.3	Sublicensing Conditions. The right to grant any sublicense authorized to be granted hereunder is, in each case, subject to the following restrictions and conditions:

a.	Each sublicense must be in writing and must include a provision that identifies PayPal (in the case of any sublicense granted by eBay or any eBay Group member under Section 3.1) or eBay (in the case of any sublicense granted by PayPal or any PayPal Group member under Section 3.2) as an intended third-party beneficiary thereof;

b.	A copy of each sublicense must be delivered to PayPal (in the case of any sublicense granted by eBay or any eBay Group member under Section 3.1) or eBay (in the case of any sublicense granted by PayPal or any PayPal Group member under Section 3.2) within thirty (30) days after it is executed;

c.	Neither Party nor any member of such Party’s Group will grant any sublicense hereunder to any other Person that exceeds the scope of the licenses granted to such Party and such Party’s Group hereunder. If such a sublicense is granted, it will be null and void.

d.	Each sublicense must be subject to the applicable terms and conditions of this Agreement, including (i) any and all provisions regarding warranty disclaimers and limitations of liability on the licensing Party’s behalf, (ii) any and all restrictions on the use or exploitation of the licensed Technology contained in this Agreement, (iii) any provisions regarding ownership and (iv) any provisions regarding protection of confidential or proprietary information;

e.	Each sublicense will terminate upon termination of this Agreement and must include a statement to that effect therein; and

f.	Neither Party nor any member of such Party’s Group may make any representations or warranties on behalf of the other Party or any member of the other Party’s Group to any sublicensee.

3.4	Reservation of Rights. All rights not expressly granted by a Party under this Agreement are reserved by such Party. Nothing in this Agreement will be deemed to grant, by implication, estoppel, or otherwise, a license under a Party’s Intellectual Property Rights that is not expressly set forth in this Agreement. For clarity, nothing contained in this Agreement obligates any Party to license to any other Party any Technology or Intellectual Property Rights of any other Person (a) for which such Party does not have the rights to do so or (b) that, as a result of granting such license, would require the payment of fees or other consideration by such Party or its Affiliates to any other Person.

3.5	Consideration. To the extent any consideration is required with respect to the license set forth in Section 3.1a, the terms relating to the payment of such consideration will be set forth in a separate written agreement to be mutually agreed by the relevant Parties. The Parties intend that the licenses set forth in Section 3.2a qualify as tax-free transfers of property pursuant to sections 351 and/or 368(a)(1)(D) and 355 of the U.S. Internal Revenue Code of 1986, as amended.

4.	COOPERATION

The Parties will each perform such acts, execute and deliver such information, instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement, including, without limitation, providing or executing any affidavits, providing any testimony, and/or rendering any other assistance, as is necessary or useful for: (a) eBay or any eBay Group member to secure and perfect sole and exclusive ownership of, and obtain registrations in the name of solely eBay or any eBay Group member, for the eBay IP and any part thereof; and (b) PayPal or any PayPal Group member to secure and perfect sole and exclusive ownership of, and obtain registrations in the name of solely PayPal or any PayPal Group member, for the PayPal IP and any part thereof. Such acts may include: (i) execution of prosecution-related documents; (ii) assistance in the registration of Intellectual Property Rights (including providing prosecution files in the possession or under the or control of such Party or members of its Group); and (iii) assistance in the enforcement of Intellectual Property Rights (including providing documents and materials in the possession or under the or control of such Party or members of its Group and making its employees available to testify as a witness), provided that the other Party pays or reimburses such Party the reasonable out-of-pocket costs and expenses incurred by such Party in connection therewith.

5.	CONFIDENTIAL INFORMATION

5.1

Confidentiality. Subject to Section 5.5, from and after the Effective Time until the five (5) year anniversary of the Effective Time (other than in the case of any item of Technical Information, for which the obligations in this Section 5 will continue until such time as any of the exceptions set forth in clauses (A) through (C) of this Section 5.1 have been satisfied with respect to such item of Technical Information), each of eBay and PayPal, on behalf of itself and each member of its respective Group, agrees: (a) to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to eBay’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either (i) in its possession (including confidential and proprietary information in its possession prior to the date hereof) or (ii) furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement; and (b) not to use any such confidential and proprietary information other than for such purposes as are expressly permitted hereunder, except, in each case, to the extent that such confidential and proprietary information is or was: (A) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement; (B) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information; or (C) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with this Agreement, then such disclosed confidential and proprietary information will be used only for purposes of exercising its rights under and in accordance with this Agreement.

5.2	No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 5.1 to any other Person, except its Representatives who need to know such information in their capacities as such (who will be advised of their obligations hereunder with respect to such information), and except in compliance with Section 5.5. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement, each Party will, at its option and as promptly as practicable after receiving a written request from the other Party, either: (a) return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon); or (b) certify to the other Party that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that such Party’s Representatives may retain one (1) copy of such information to the extent required by applicable Law or professional standards, and will not be required to destroy any such information located in back-up, archival electronic storage).

5.3	Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties: (a) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time; or (b) that, as between the Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Subject to the Data Sharing Agreement and any other Ancillary Agreement, each Party agrees that it will hold, protect and use, and will cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

5.4	Residual Information. Notwithstanding anything to the contrary herein, each Party and the members of such Party’s Group will be free to use for any purpose the Residual Information resulting from access Representatives of such Party or the members of its Group have had to confidential and proprietary information concerning the other Party or any member of the other Party’s Group. The Parties acknowledge and understand that the foregoing does not constitute a license under any patents or copyrights.

5.5	Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party will notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and will cooperate, at such other Party’s cost and expense, in seeking any appropriate protective order reasonably requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information will actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority provided such Party identifies such information as confidential, and the disclosing Party will promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

6.	TERM AND TERMINATION

6.1	Term. This Agreement is effective as of the IPMA Effective Time and, unless earlier terminated by the Parties in accordance with Section 6.2, will remain in effect until the expiration of the last to expire Intellectual Property Right under which either Party grants the other Party a license or covenant not to sue hereunder.

6.2	Termination. This Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

6.3	Survival. The terms and conditions of the following provisions will survive termination of this Agreement: Section 1, Section 2, Section 3, Section 5, Section 7, Section 8 and Section 9. The termination of this Agreement will not relieve either Party of any Liability under this Agreement that accrued prior to such termination.

7.	DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS LICENSED BY THE PARTIES PURSUANT TO THIS AGREEMENT ARE FURNISHED “AS IS”, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUALITY, USEFULNESS, COMMERCIAL UTILITY, ADEQUACY, COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

8.	LIMITATION OF LIABILITY

EXCEPT FOR ANY LIABILITY ARISING FROM OR RELATING TO A BREACH BY EITHER PARTY, ANY MEMBER OF SUCH PARTY’S GROUP, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY LICENSE SET FORTH IN SECTION 3 OR THE TERMS OF SECTION 5, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PAYPAL OR ANY MEMBER OF THE PAYPAL GROUP,

ON THE ONE HAND, NOR EBAY OR ANY MEMBER OF THE EBAY GROUP, ON THE OTHER HAND, WILL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

9.	MISCELLANEOUS

9.1	Assignability.

a.	This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent will be required for (i) the assignment of a Party’s rights and obligations under this Agreement in whole or in part to any of its Subsidiaries; provided, that no such assignment will release such Party from any liability or obligation under this Agreement; or (ii) the assignment of a Party’s rights and obligations under this Agreement in whole (i.e., the assignment of a party’s rights and obligations under this Agreement, the Separation and Distribution Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or will be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

b.	Effective immediately after the IPMA Effective Time, PayPal hereby assigns to PayPal, Inc. all of its rights, entitlements and obligations under Section 3.2.

9.2	Bankruptcy. All rights and licenses granted under this Agreement are, and will be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code, and if a case under the Bankruptcy Code is filed by or against a Party, and in that case this Agreement is rejected pursuant to Section 365 of the Bankruptcy Code, then the other Party may exercise all rights provided by Section 365(n) of the Bankruptcy Code, including the right to retain its rights and the full benefits under the licenses granted to the other Party hereunder.

9.3	Amendments. No provisions of this Agreement will be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

9.4	Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties will negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

9.5	Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) will be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

9.6	Dispute Resolution. Article VII of the Separation and Distribution Agreement is incorporated by reference into this Agreement, mutatis mutandis, except that: (a) each reference to “this Agreement”, “any Ancillary Agreement” or “each Ancillary Agreement” in the Separation and Distribution Agreement will be deemed to refer to this Agreement; and (b) the phrase “in the Delaware Court of Chancery (or, if such court does not have subject matter jurisdiction thereof, any other federal or state court located in the State of Delaware with subject matter jurisdiction)” will be replaced with the phrase “exclusively in any state or federal court located in the County of Santa Clara, State of California.”

9.7	Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement will not be deemed a waiver by the waiving Party of any subsequent or other default, nor will it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

9.8	Counterparts; Entire Agreement. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement, and the Exhibits, Schedules and appendices hereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

9.9	Interpretation. In this Agreement: (a) words in the singular will be deemed to include the plural and vice versa and words of one gender will be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement will be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified; (f) the word “or” will not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” will mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or San Jose, California; (i) references herein to this Agreement or any other agreement contemplated herein will be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import will all be references to [●], 201[●].

9.10	Notices. All notices, requests, claims, demands or other communications under this Agreement will be in writing, together with a copy by electronic mail (which will not constitute notice), and will be given or made (and will be deemed to have been duly given or made upon acknowledgment of receipt) by delivery in person, by overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.10):

If to eBay or any eBay Group member, to:

eBay Inc.

2065 Hamilton Avenue

San Jose, California 95125

Attention: General Counsel

Email: [●]

If to PayPal or any PayPal Group member, to:

PayPal Holdings, Inc.

2211 North First Street

San Jose, California 95131

Attention: General Counsel

Email: [●]

A Party may, by notice to any other Party, change the address to which such notices are to be given.

9.11	Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of each Party and its Group and are not intended to confer upon any Person except each Party and its Group any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement and this Agreement does not, and is not intended to, provide any other Person any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. For the avoidance of doubt, the covenants not to sue set forth herein are not intended to confer upon any Person except the PayPal Covenantees (in the case of Section 2.1) and the eBay Covenantees (in the case of Section 2.2) any rights, remedies or defenses hereunder.

9.12	Force Majeure. No Party will be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) will be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision will, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

9.13	No Set-Off. Except as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group will have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement.

9.14	Expenses. Except as otherwise expressly set forth in this Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses whenever incurred in connection with the preparation, execution, delivery and implementation of this Agreement and the consummation of the transactions contemplated hereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.

9.15	Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.16	Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and Liability for the breach of any obligations contained herein, will survive the Separation and the Distribution and will remain in full force and effect in accordance with their terms.

9.17	Specific Performance. Subject to the provisions of Section 9.6, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

9.18	Performance. eBay will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the eBay Group. PayPal will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the PayPal Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby.

9.19	Mutual Drafting. This Agreement will be deemed to be drafted jointly by the Parties and any rule of construction that a document will be interpreted or construed against a drafter of such document will not be applicable.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Intellectual Property Matters Agreement to be executed by their duly authorized representatives.

EBAY INC.

By:
Name:
Title:

EBAY INTERNATIONAL AG

By:
Name:
Title:

PAYPAL HOLDINGS, INC.

By:
Name:
Title:

PAYPAL, INC.

By:
Name:
Title:

PAYPAL PTE. LTD.

By:
Name:
Title:

PAYPAL PAYMENTS PTE. HOLDINGS S.C.S.

By:
Name:
Title:

[Signature Page to Intellectual Property Matters Agreement]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following definitions will apply to the terms set forth below wherever they appear:

1.	[”2015 H2 Product Development Agreement”] means [•].

2.	“Change-of Control” means, with respect to a Party, the occurrence after the Effective Time of any of the following: (a) the sale, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the assets of such Party to a third party that is not an Affiliate of such Party prior to such transaction or the first of such related transactions; (b) the consolidation, merger or other business combination of a Party with or into any other Person, immediately following which the stockholders of the Party prior to such transaction fail to own in the aggregate the Majority Voting Power of the surviving Party in such consolidation, merger or business combination or of its ultimate publicly traded parent Person; or (c) a transaction or series of transactions in which any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) acquires the Majority Voting Power of such Party (other than a reincorporation or similar corporate transaction in which each of such Party’s stockholders own, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such Party immediately prior to such transaction).

3.	“Develop” means to create, prepare, produce, author, edit, amend, conceive, develop, assemble, reduce to practice or, in the case of works of authorship, to fix in a tangible medium of expression.

4.	“eBay CNS Period” means: (a) other than with respect to the Specified eBay Patents, a period of 5 years after the Effective Time; and (b) with respect to the Specified eBay Patents, until the expiration of the last valid claim of any Specified eBay Patent.

5.	“eBay Covenantee” means any member of the eBay Group (only for so long as any such Person continues to be a member of the eBay Group) other than (a) any Person that is not a Subsidiary of eBay as of the Effective Time, (b) GSI Commerce, Inc. DBA eBay Enterprise Group, Inc. (“GSI”), (c) X.commerce, Inc. DBA Magento, Inc. (“Magento”) and (d) any Person that is a Subsidiary of GSI or Magento.

6.	“eBay IP” means all Technology and Intellectual Property Rights to which the Separation and Distribution Agreement allocates ownership to eBay as an eBay Asset.

7.	“eBay Products” means the products, platforms, services and solutions of eBay and its Subsidiaries, excluding those offered in connection with the activities of the Enterprise segment of eBay (a) as it was conducted at any time prior to the Effective Time by either Party or any member of its Group or (b) as it may be conducted at any time after the Effective Time by eBay or any member of the eBay Group.

8.	“eBay Specified Change-of-Control” means a Change-of-Control of eBay with any PayPal Specified Person or their direct or indirect Subsidiaries or controlled Affiliates.

9.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark

A-1

and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Technology; (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) of this definition; and (g) together with, in each of clauses (a) through (f) of this definition, all claims for damages by reason of past infringement, misappropriation, or other unauthorized use thereof, with the right to sue for, and collect the same.

10.	“IPMA Effective Time” means 11:58:59 p.m., New York City time, on the Distribution Date.

11.	“Majority Voting Power” means a majority of the voting power in the election of directors of all outstanding voting securities of the Person in question.

12.	“PayPal Covenantee” means any member of the PayPal Group (only for so long as any such Person continues to be a member of the eBay Group) other than any Person that is not a Subsidiary of PayPal as of the Effective Time.

13.	“PayPal CNS Period” means: (a) other than with respect to the Specified PayPal Patents, a period of 5 years after the Effective Time; and (b) with respect to the Specified PayPal Patents, until the expiration of the last valid claim of any Specified PayPal Patent.

14.	“PayPal IP” means: (a) all Technology and Intellectual Property Rights to which the Separation and Distribution Agreement allocates ownership to PayPal as a PayPal Asset; (b) all Technology that is Developed by or on behalf of PayPal or any PayPal Group member, alone or jointly with eBay, under the Product Development Agreement and all Intellectual Property Rights embodied therein or relating thereto; and (c) all Technology that is Developed by or on behalf of PayPal or any PayPal Group member, alone or jointly with eBay, under the [2015 H2 Product Development Agreement] and all Intellectual Property Rights embodied therein or relating thereto.

15.	“PayPal Products” means the products, platforms, services and solutions of PayPal and its Subsidiaries.

16.	“PayPal Specified Change-of-Control” means a Change-of-Control of PayPal with any eBay Specified Person or their direct or indirect Subsidiaries or controlled Affiliates.

17.	“Technical Information” means Information that embodies or describes any Technology of a Party or any member of such Party’s Group.

18.	“Technology” means sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), innovations, products, services, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

A-2